Annual Statement of Compliance

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York10036

Re:
Morgan Stanley Capital I Inc. Trust 2006-14SL (the “Trust”), Mortgage Pass-Through Certificates, Series 2006-14SL, issued pursuant to the Trust Agreement dated as October 1, 2006 (the “Agreement”), between Morgan Stanley Capital I Inc., as depositor (the “Depositor”), and LaSalle Bank National Association, as trustee (the “Trustee”)

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

          (1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President